                                                                   Exhibit 99-B.8.97
RULE 22C-2 AGREEMENT

This AGREEMENT, dated April 16, 2007, is effective as of the 16th day of October, 2007, between Janus Services LLC, Janus Distributors LLC, Janus Capital Management LLC, and
Janus Aspen Series (collectively the “Fund Agent”) relating to the funds listed on the attached
Schedule A (the “Funds”) and ING Life Insurance and Annuity Company, ING USA Annuity
and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance
Company of New York, and Security Life of Denver Insurance Company, (individually an
“Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Intermediaries have adopted policies and procedures to monitor and deter excessive trading activity within the mutual funds, including the Funds, available through the variable annuity, variable life insurance and variable retirement plan products which they offer
(the “Variable Products”); and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Intermediaries hereby agree as follows:

A.	Agreement to Provide Shareholder Information.

	1.	Each Intermediary agrees to provide the Fund Agent, upon written request, the following shareholder information:

		a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would identity of each shareholder of the account that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

		b.	The amount, transaction type, dates of, and the Variable Product(s)
associated with, such shareholder purchases, redemptions, transfers and exchanges; and

		c.	Any other data mutually agreed upon in writing.

2. Unless otherwise specifically requested by the Fund Agent, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions. The term “Shareholder-Initiated Transfer
Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of “dollar

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cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the
Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.
The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable
Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

3. Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the
Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request. Notwithstanding the foregoing, Fund Agent may request transaction information older than 90 days as it deems necessary to investigate compliance with policies established by the Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund Agent.

Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records. If requested by the
Fund Agent, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in
Section A is itself a financial intermediary (“indirect intermediary”) and, upon further instruction of the Fund Agent, promptly either (i) arrange to provide the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) if directed by the
Fund Agent, restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the fund.

B.	Agreement to Restrict Trading.

	1.	Each Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of shares by a shareholder who has been identified by the Fund Agent as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund Agent. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly through the Intermediary.

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2a. For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the
Fund Agent to restrict or prohibit trading promptly, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund Agent as soon as reasonably practicable that such instructions have been executed but not later than 10 business days after the instructions have been executed.

2b. For those Shareholders whose information is not on the Intermediaries’ books and records the Intermediaries agree to execute or have executed the written instructions from the
Fund Agent to restrict or prohibit trading promptly, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund Agent as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds’ written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the Indirect Intermediary.

3. Instructions to restrict or prohibit further transactions involving Fund shares must include:

a.	The reason for requesting the restriction(s) and or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and or prohibition(s)s and the applicable sections of the
Fund’s frequent trading policy and procedures that have been violated;

b.	The specific restriction(s) and or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

c.	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected shareholder(s); and

d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the
Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

The Fund Agent agrees to reimburse the Intermediaries for reasonable costs they incur directly resulting from: (1) complying with requests to provide Fund Agent with shareholder information that is older than one year or (2) requests by Fund Agent to implement non-routine purchase restrictions such as blocking new money through payroll/ACH deposits; provided, however, that

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Fund Agent and such relevant Intermediary are able to agree to mutually acceptable terms with respect to such reimbursement.

C. Limitation on Use of Information.

The Fund Agent agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees and agents who legitimately need access to it. Neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The
Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.
Notwithstanding the foregoing, the parties agree that the Fund Agent may disclose shareholder information provided by Intermediary pursuant to this Agreement to a third party service provider hired by the Fund Agent to assist the Fund Agent with its obligations under this
Agreement and Rule 22c-2, provided the third party service provide is contractually obligated to protect shareholder information to the same extent as the Fund Agent.

The Fund Agent agrees to indemnify and hold the Intermediaries, individually and collectively,
(and any of their respective directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use of or disclosure by the Fund
Agent or any third party service provider of the Fund Agent of the information received from the
Intermediaries pursuant to this Agreement. In addition, because an award of money damages
(whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this provision and any such breach may cause the Intermediaries irreparable harm, the Fund
Agent also agrees that, in the event of any breach or threatened breach of this provision, the
Intermediaries will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this provision but will be in addition to all other remedies available at law or in equity to the Intermediaries

D. Prior Agreements.

The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of
Funds through the Variable Products. For those Intermediaries currently not party to any of the foregoing agreements, such Intermediaries agree that this Agreement shall supplement any such future agreement. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

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E.	Notices.

	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or
e-mail, or by mail, postage prepaid, addressed:

		a.	If to Intermediaries, to:

ING U.S. Financial Services
			Attention:	Jacqueline Salamon
			Address:	151 Farmington Avenue
Hartford, CT 06156-8975
			Phone:	860-723-2242
			Fax:	860-723-2214
			Email:	Jacqueline.Salamon@us.ing.com

		b.	If to the Fund, to:

Janus Services LLC
			Attention:	General Counsel
			Address:	151 Detroit St
Denver, Co 80206
			Phone:	303-333-3863

With copies to:

Janus Services LLC
Attn: Mark Hunter
151 Detroit Street
Denver, CO 80206

Janus Services LLC
Attn: Angela Kotsines
151 Detroit Street
Denver, CO 80206

2. The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance
Company

By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon

Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative

ING USA Annuity and Life Insurance		Janus Services, LLC
Company

By:	/s/ Jacqueline Salamon	By:	/s/ Russell Paul Shipman

Name	Jacqueline Salamon	Name	Russell Paul Shipman
and Title:	Authorized Representative	and Title:	Senior Vice President

ReliaStar Life Insurance Company		Janus Distributors LLC

By:	/s/ Jacqueline Salamon	By:	/s/ Russell Paul Shipman

Name	Jacqueline Salamon	Name	Russell Paul Shipman
and Title:	Authorized Representative	and Title:	Senior Vice President

ReliaStar Life Insurance Company of New		Janus Capital Management LLC
York

By:	/s/ Jacqueline Salamon	By:	/s/ Russell Paul Shipman

Name	Jacqueline Salamon	Name	Russell Paul Shipman
and Title:	Authorized Representative	and Title:	Senior Vice President

Janus Aspen Series

		By:	/s/ Stephanie Grauenholz-Lofton

		Name	Stephanie Grauenholz-Lofton
		and Title:	Vice President

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Schedule A

The term “Fund” shall include:

All Series and share classes of the following investment companies:

Janus Investment Fund Janus Adviser Series Janus Aspen Series

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